Exhibit 99.1

151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ANNOUNCES OFFERING OF AN ADDITIONAL $250.0 MILLION PRINCIPAL AMOUNT OF 5.875% SENIOR NOTES DUE 2024

BEVERLY HILLS, Calif.-- (BUSINESS WIRE) -- February 28, 2018 - Kennedy-Wilson, Inc. ("Kennedy Wilson"), a wholly owned subsidiary of global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW), today announced that it intends to offer, subject to market conditions and other factors, an additional $250 million in aggregate principal amount of its 5.875% Senior Notes due 2024 (the “Additional Notes”). The Additional Notes will be issued as additional notes under the indenture pursuant to which Kennedy Wilson previously issued $900 million aggregate principal amount of its 5.875% Senior Notes due 2024 (the “Initial Notes”) in 2014 and 2016. The Additional Notes will have substantially identical terms as the Initial Notes and will be treated as a single series with the Initial Notes under the indenture. Holders of the Additional Notes and the Initial Notes will vote as one class under the indenture. The Additional Notes will be Kennedy Wilson’s senior unsecured obligations and will be guaranteed by Kennedy-Wilson Holdings, Inc. and certain subsidiaries of Kennedy Wilson. The Additional Notes are being offered to “qualified institutional buyers” pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act.
Kennedy Wilson intends to use the net proceeds from the Additional Notes to repay the entire amount currently drawn under its revolving credit facility and a portion of the amount outstanding under its term loan facility.
This news release is neither an offer to sell nor a solicitation of an offer to buy the securities described above, nor shall there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
The offer and sale of the Additional Notes will not be registered under the Securities Act or any state securities laws, and unless so registered, the Additional Notes may not be offered or sold in the United States or to U.S. persons except pursuant to transactions that are exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Kennedy Wilson
Kennedy Wilson is a leading global real estate investment company.  We own, operate, and invest in real estate both on our own and through our investment management platform.  We focus on multifamily and office properties located in the Western U.S., the U.K., and Ireland.
KW-IR

Contact: Daven Bhavsar, CFA
Director of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com

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FOR IMMEDIATE RELEASE